EXHIBIT 99

PRESS RELEASE, DATED FEBRUARY 26, 2001.

EUROTELECOM COMMUNICATIONS ANNOUNCES UK ADMINISTRATION PROCESS

LONDON--(BUSINESS WIRE)-- 26 February 2001 - EuroTelecom Communications, Inc. (Trading Symbol-EUTC; Class A Stock quoted on the Alternative Investment Market of the London Stock Exchange as ETMA) announced that an "Administrator" has been appointed to administer the business and affairs of its principal operating subsidiary, EuroTelecom Corporation Limited, in a United Kingdom proceeding similar to a United States bankruptcy action.

While the Board previously reported that it had been in discussions to raise additional capital, these discussions have not resulted in any firm proposals.

In a related action, trading in the Company's shares of Class A Common Stock on the Alternative Investment Market of the London Stock Exchange has been suspended.

This press release contains forward-looking statements. Such statements are based on the current expectations and beliefs of the management of EuroTelecom Communications, Inc. and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

FOR FURTHER INFORMATION, PLEASE CONTACT:
Graham Ford
UK Telephone:  011 44 1709 874 600
http://www.eurotelecom.co.uk



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                                     EXHIBIT

PRESS RELEASE, DATED MARCH 12, 2001

EUROTELECOM COMMUNICATIONS, INC.

The Board has noted the extensive recent press comment on the Company. The purpose of this announcement is to clarify certain issues for shareholders.

At the time of the floatation in April 2000 sufficient working capital ((pound)15.2m) was raised for the purpose of the strategy laid down in the prospectus. Subsequent to the float, the number of enquiries received by the Company particularly on " application linking" was higher than anticipated raising the directors expectations with regard to the number of projects likely to be won in that year. As a direct consequence the director's authorized higher levels of expenditure on the infrastructure than was originally intended. In the event these enquiries did not convert into firm contracts within the timescales envisaged. One major reason for the delay in securing these contracts was due to the Company's major flagship contract at the Printworks, Manchester, not opening to the public until November 9th 2000. A delay of four months in the construction stopped the Company demonstrating its first major "application linking" success.

The Company also invested heavily in marketing particularly in Government networking, MoD, Retail & Leisure, Sporting & Entertainment and multi-tenanted sites. This marketing brought about a significant number of major projects that were being actively pursued.

The Company made investments in Q.ton Ltd, Chunlan Ltd, Anson HVAC Ltd, TimTec International Ltd, Wardell, Celtic Airways and Defining Moments. All these investments created either immediate contracts, near term contracts, routes to market or products that had major opportunities for the Company. A significant investment was made in the Company's ASP, EuroTelecom Connect, which did not create the anticipated revenues.

The working capital position was compounded by the fact that there was a substantial debt due to the Company, which was disputed long after acceptance of the goods and services. No settlement could be reached in time to prevent administration.

Administrators of EuroTelecom Corporation Limited (the principle operating company) have recently concluded the sale of Chunlan Ltd the air conditioning and architectural joinery business, comprising Timtec International Ltd and Anson HVAC Ltd, to management. The sale was made to Mr. Paul Armitage, Managing Director of Chunlan. Mr. Armitage holds 10,000 shares of Common Stock of $0.01 each in the Company.

The Board intends to make further announcements as appropriate.